Exhibit 3.40

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TALOS ENERGY HOLDINGS LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

This FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Talos Energy Holdings LLC, a Delaware limited liability company (the “Company”), effective as of November 28, 2016, is adopted, executed and agreed to by Talos Energy LLC (the “Member”).

RECITALS

WHEREAS, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (the “Act”) by filing the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on November 29, 2012, with the Member owning 100% of the equity interests in the Company.

WHEREAS, a limited liability company agreement of the Company (the “Original Agreement”) was made and entered into as of November 29, 2012 (the “Effective Date”);

WHEREAS, the Member desires to amend and restate the Original Agreement to, among other things, provide for a Board of Directors (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Member, the Member hereby agrees as follows:

ARTICLE 1

FORMATION AND PURPOSE

Section 1.1 Establishment of Limited Liability Company. On the Effective Date, the Company was established and organized as a limited liability company under and pursuant to the provisions of the Act. As of the date hereof, the Member is the sole member of the Company and shall continue to be the sole member of the Company.

Section 1.2 Name. Pursuant to the terms of this Agreement, the Company shall carry on a business for profit under the name Talos Energy Holdings LLC. The Company may conduct its activities under any other name designated by the Board from time to time. The Company shall be responsible for complying with any registration requirements in the event an alternate name is used.

Section 1.3 Principal Place of Business of the Company. The principal place of business of the Company shall be located at such location as the Board, as a matter of discretion, may determine from time to time. The registered agent for the service of process and registered office of the Company shall be the person and location set forth in the Company’s Certificate of Formation filed with the office of the Secretary of State of the State of Delaware. The Board may, from time to time, change such registered agent and registered office by appropriate filings as required by law.

Section 1.4 Purpose. The purpose of the Company is to carry on any lawful business, purpose of activity for which limited liability companies may be formed under the Act.

Section 1.5 Duration. Unless the Company shall be earlier terminated in accordance with Article 6, it shall continue in existence in perpetuity.

Section 1.6 Other Activities of the Member. The Member may engage in or possess an interest in other business ventures of any nature, whether or not similar to or competitive with the activities of the Company.

Section 1.7 Federal Income Tax Status. The Company has been structured to be disregarded as an entity separate from the Member for federal income tax purposes.

Section 1.8 Reorganization and Restructurings. The Company shall have the right and authority, with the consent of the Board, to reorganize and restructure as needed.

Section 1.9 Qualification in Other Jurisdictions. The Member shall have the authority to qualify the Company to do business in any foreign jurisdiction in which the conduct of the Company’s business or the Company’s ownership or leasing of property requires such qualification or makes such qualification, in the judgment of the Board, necessary or desirable.

ARTICLE 2

CAPITAL CONTRIBUTIONS

Section 2.1 Capital Contributions. Member, as its initial contribution to the capital of the Company, is deemed to have contributed $100 in cash to the Company. The receipt by the Member from the Company of any distributions whatsoever (whether pursuant to Section 3.1 or otherwise and whether or not such distributions may be considered a return of capital) shall not increase the Member’s obligations under this Section 2.1.

Section 2.2 Additional Capital Contributions. The Member may, but shall not be required to, make additional capital contributions to the Company.

Section 2.3 Limitation of Liability of the Member. The Member shall not have any liability or obligation for any debts, liabilities or obligations of the Company, or of any agent or employee of the Company, beyond the Member’s initial capital contribution, except as may be expressly required by this Agreement or applicable law.

Section 2.4 Loans. If the Member makes any loans to the Company, or advances money on its behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital contribution of the Member. Interest shall accrue on any such loan at an annual rate agreed to by the Company and the Member (but not in excess of the maximum rate allowable under applicable usury laws).

ARTICLE 3

DISTRIBUTIONS

Section 3.1 Distributions. The Company shall make distributions of cash or other assets to the Member at the times and in the manner that the Board deems appropriate and as permitted by applicable law.

ARTICLE 4

MANAGEMENT OF THE COMPANY

Section 4.1 Management.

(a) The business and affairs of the Company shall be managed by or under the direction of a board of directors (the “Board”), to whom, subject to the limitations set forth in this Agreement and as otherwise required by the Act, the Member hereby delegates, and in which is vested, the full, exclusive and complete power, authority and discretion to manage and control the administration, affairs and operations of the Company. Each member of the Board (a “Director”) shall be a “manager” of the Company as defined in Section 18-101(10) of the Act. All actions, determinations, elections, judgments, approvals, considerations, amendments, calls or designations taken or omitted to be taken by the Board pursuant to this Agreement (whether to the Board’s satisfaction, sole discretion or otherwise) shall be taken or omitted to be taken only with the affirmative vote of, or written consent signed by, the Directors holding a majority of the number of votes of the Directors (“Board Approval”).

(b) Unless explicitly provided otherwise in this Agreement, the Board shall have the power, right and authority on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company and to perform all acts that the Board, in its sole discretion, may deem necessary or desirable.

(c) The Board shall consist of three (3) Directors. The initial Directors are set forth on Schedule I. In the event that a vacancy is created on the Board by the death, disability, retirement, resignation or removal of any Director in accordance with this Agreement, such vacancy shall be filled only by consent of the Member.

(d) Each Director shall have one (1) vote. Unless otherwise required by this Agreement, Directors having at least three (3) votes, either present (in person or by teleconference) or represented by proxy, shall constitute a quorum for the transaction of business at a meeting of the Board. Unless provided otherwise in this Agreement, any action (including the giving of consent, waivers or approvals) by the Board shall require Board Approval.

(e) The Board may hold its meetings in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board.

(f) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken shall be signed by Directors representing the requisite number of votes that would be required to take the applicable action at a meeting of the Board and, when so signed, such written consent shall constitute Board Approval of such action, and notice of any such action taken shall be provided to those Directors who have not consented in writing promptly following the taking of such action.

(g) Subject to the requirement for notice of meetings, members of the Board may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(h) Each Director shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its Officers or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board, or in relying in good faith upon other records of the Company. Furthermore, each Director (in such person’s capacity as a Director) may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any person in order to ascertain any fact with respect to such person or within such person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Director engaged in bad faith, fraud or willful or intentional misconduct or criminal wrongdoing.

Section 4.2 Officers.

(a) The Board may appoint one or more officers of the Company (each, an “Officer”). The Officers shall initially be as set forth on Schedule I. Two or more offices may be held by the same person. Each such Officer shall have delegated to him or her the authority and power to execute and deliver on behalf of the Company (and to cause the Company to perform) any and all such contracts, certificates, agreements, instruments and other documents, and to take any such action, as the Board deems necessary or appropriate, all as may be set forth in a written delegation of authority executed by the Board. The Officers shall serve at the pleasure of the Board, and the Board may remove any person as an Officer, appoint additional persons as Officers and add or remove from the delegation of authority of an Officer as the Board deems necessary or desirable.

(b) Any Officer may resign at any time by giving written notice of such resignation to the Board. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board and the acceptance of such resignation shall not be necessary to make it effective. Any Person dealing with the Company may conclusively presume that an Officer specified in such a written delegation of authority (including this Agreement) who executes a contract, certificate, agreement, instrument or other document on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution and delivery by such Officer. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of conducting the business and affairs of the Company, and the actions of any Officer taken in accordance with such powers shall bind the Company and any third party dealing with such Officer shall be entitled to rely conclusively (without making inquiry of any kind) on any actions so taken as being properly authorized by the Company. Notwithstanding the foregoing or anything to the contrary set forth herein, neither the Board nor any Officer shall be entitled to approve or otherwise take any other action that, pursuant to the terms of the Member LLC Agreement, requires the consent of the board of directors of the Member without first obtaining the consent of the board of directors of the Member in accordance with the terms of the Member LLC Agreement.

ARTICLE 5

TRANSFER OF MEMBERSHIP INTERESTS

Section 5.1 General Restriction. The Member may transfer all or any portion of its membership interest in the Company at any time or from time to time, to the extent and in the manner provided by applicable law. In connection with a transfer by the Member of all of its membership interests in the Company, all rights of the Member hereunder shall be automatically transferred to the transferee.

ARTICLE 6

DISSOLUTION AND LIQUIDATION

Section 6.1 Events Triggering Dissolution. The Company shall dissolve and commence winding up and liquidation upon the first to occur of any of the following:

(a) the written consent of the Board of Directors; or

(b) the entry of a decree of judicial dissolution under the Act.

The Company shall not be dissolved for any other reason, including the Member becoming bankrupt or executing an assignment for the benefit of creditors.

Section 6.2 Liquidation. Upon dissolution of the Company in accordance with Section 6.1, the Company shall be wound up and liquidated by the Member or by a liquidating manager selected by the Member. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

(a) to creditors, including the Member if it is a creditor, in the order of priority as established by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member under the Act; and then

(b) to the setting up of any reserves in such amount and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Company and all claims and obligations known to the Company but for which the identity of the claimant is unknown; and then

(c) to the Member, which liquidating distribution may be made to the Member in cash or in kind, or partly in cash and partly in kind.

Section 6.3 Certificate of Dissolution. Upon the dissolution of the Company and the completion of the liquidation and winding up of the Company’s affairs and business, the Member shall on behalf of the Company prepare and file a certificate of dissolution with the office of the Secretary of State of the State of Delaware, as required by the Act. When such certificate is filed, the Company’s existence shall cease.

ARTICLE 7

ACCOUNTING AND FISCAL MATTERS

Section 7.1 Fiscal Year. The fiscal year of the Company shall be the calendar year.

Section 7.2 Method of Accounting. The Board shall select a method of accounting for the Company as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the Company in accordance with sound accounting principles consistently applied.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF

THE MEMBER; EXCULPATION AND INDEMNIFICATION

Section 8.1 Member. To the fullest extent permitted by law and notwithstanding any provision of this Agreement, the Member in its capacity as a member of the Company shall not have any duty, fiduciary or otherwise (including any duty of disclosure), at law, in equity or under this Agreement, to the Company in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement. The foregoing sentence will not be deemed to alter the contractual obligations of the Member to the Company pursuant to this Agreement. Except as otherwise expressly provided in this Agreement, the Member shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company and any references in this Agreement to any of the foregoing terms shall be deemed to include each other term.

Section 8.2 Limitation of Liability and Indemnification.

(a) To the maximum extent permitted by applicable law, no Officer (in such person’s capacity as an Officer) shall be liable to the Company, the Member or any other person that is a party to or bound by the terms of this Agreement, for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties (including any duty of disclosure)) taken or omitted by such Officer (in such person’s capacity as an Officer), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Officer (in such person’s capacity as an Officer) would have had liability for such act or omissions if the Company were a corporation organized under the laws of the State of Delaware.

(b) To the maximum extent permitted by applicable law, any Director, or his, her or its respective successors (in such Person’s capacity as a Director), shall not owe duties, fiduciary or otherwise (including any duty of disclosure), at law, in equity or under this Agreement, to the Company, or to any creditor of the Company (even if the Company is insolvent or near insolvency), other than the implied contractual covenants of good faith and fair dealing. Except as otherwise provided in this Agreement, and to the maximum extent permitted by applicable law, no Director (in such Person’s capacity as a Director) shall be liable to the Company, the Member or any other person that is a party to or bound by the terms of this Agreement, for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of contract or breach of duties including fiduciary duties (including any duty of disclosure)) taken or omitted by such Director (in such Person’s capacity as a Director), unless there has been a final and non-appealable judgment entered into by a court of competent jurisdiction determining that such Director (in such Person’s capacity as a Director) engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing, engaged in fraud or, in the case of a criminal matter, acted with knowledge that such Director’s conduct was unlawful.

(c) Subject to its obligations and duties as set forth in Article 4, the Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Member shall not be responsible or liable to the Company for any mistake, action, inaction, misconduct, negligence or fraud on the part of any such agent appointed by the Member.

(d) The Member and any of its or the Company’s directors, managers, officers (including, for the avoidance of doubt, the Directors and Officers), employees, shareholders, agents or representatives (each, a “Covered Person”) acting for, on behalf of or in relation to, the Company in respect of any transaction, any investment, business decision or action, or otherwise, shall be entitled to rely on the provisions of this Agreement and on the advice of counsel, accountants and other professionals that is provided to the Company or such Covered Person, and such Covered Person shall not be liable to the Company or to the Member for such Covered Person’s reliance on this Agreement or such advice, and each Covered Person may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, opinion, consent, order, bond, signature or other writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any person in order to ascertain any fact with respect to such person or within such person’s knowledge; provided, however, in each case, there has not been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, and taking into account the acknowledgments and agreements set forth in this Agreement, such Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing, engaged in fraud or, in the case of a criminal matter, acted with knowledge that such Covered Person’s conduct was unlawful. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace, to the fullest extent permitted by applicable law, such other duties and liabilities of such Covered Person. This Section 8.2 does not create any duty or liability of a Covered Person that does not otherwise exist at law or in equity. Notwithstanding any provisions of law or in equity to the contrary, whenever a Covered Person is permitted or required to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Covered Person shall be entitled to consider only such interests (including its own interests) and factors as it desires, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, the Member or any other person to the fullest extent permitted by applicable law.

(e) Each Covered Person (regardless of such person’s capacity and regardless of whether another Covered Person is entitled to indemnification) shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted under applicable law, from and against any and all loss, liability and expense (including taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and fees, expenses and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or the Member) reasonably incurred or suffered by any such Covered Person in connection with the activities of the Company or its subsidiaries; provided, however, such Covered Person shall not be so indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Covered Person is seeking indemnification or seeking to be held harmless hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing, engaged in fraud or, in the case of a criminal matter, acted with knowledge that such Covered Person’s conduct was unlawful; provided, further, that such indemnification shall not apply if the applicable action or proceeding has been brought by or in the right of the Company (whether directly or by counterclaim) except with respect to expenses to the extent provided in this Section 8.2. The indemnification provided by this Section 8.2 shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, as a matter of law or otherwise, both as to actions in such Covered Person’s capacity as a Covered Person hereunder and as to actions in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of such Covered Person. A Covered Person shall not be denied indemnification in whole or in part under this Section 8.2 because such Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f) Each Covered Person shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the maximum extent permitted by applicable law, from and against costs of investigation and preparations and fees, expenses and disbursements of attorneys reasonably incurred by any such Covered Person in connection with the defense or settlement of any action or proceeding by or in the right of the Company if the Covered Person acted in good faith and in a manner that the Covered Person reasonably believed to be in or not opposed to the best interests of the Company, except that no such indemnification shall be made in respect of any claim or proceeding as to which a Covered Person shall have been adjudged to be liable to the Company by a court of competent jurisdiction unless and only to the extent that the authority rendering such judgment shall determine that despite the adjudication of liability but in view of all the relevant circumstances, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as such authority shall deem proper.

(g) Reasonable, documented expenses incurred by a Covered Person for which such Covered Person could reasonably be expected to be entitled to indemnification under this Agreement in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that any such advance shall only be made if the Covered Person delivers a written affirmation by such Covered Person of its good faith belief that it is entitled to indemnification hereunder and agrees to repay all amounts so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified hereunder.

(h) The obligations of the Company to the Covered Persons provided in this Agreement or arising under law, including any indemnification obligations under this Section 8.2, are solely the obligations of the Company and shall be satisfied from and limited to Company assets, including insurance proceeds, if any, and no personal liability whatsoever shall attach to, or be incurred by, the Member or other Covered Person for such obligations. Where the foregoing provides that no personal liability shall attach to or be incurred by a Covered Person, any claims against or recourse to such Covered Person for or in connection with such liability, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived under this Agreement, to the fullest extent permitted by law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurring by the Company or such Member of the obligations provided in such agreements.

(i) Nothing in this Section 8.2 shall be deemed to (x) limit or waive any rights that any person has for breach of contract under the terms of this Agreement or any other binding agreement or (y) apply to any proceeding or dispute with respect to a Covered Person’s employment agreement or employment relationship with the Company or its affiliates.

(j) As a result of agreements or obligations arising outside of this Agreement, it may be the case that certain of the Covered Persons (“Sponsor Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by Apollo Talos Holdings, L.P. or Riverstone V Talos Holdings, L.P. or any successor thereto or certain of their respective affiliates (collectively, the “Sponsor Indemnitors”). However, regardless of whether or not there are any such certain rights to indemnification, advancement of expenses or insurance provided by any Sponsor Indemnitor, (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each Sponsor Indemnitee are primary and any obligation of the Sponsor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Sponsor Indemnitee are secondary), (ii) the Company shall be required to advance the full amount of expenses incurred by a Sponsor Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and the Sponsor Indemnitees) and (iii) the Company hereby irrevocably waives, relinquishes and releases each of the Sponsor Indemnitors from any and all claims against any of the Sponsor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Regardless of any advancement or payment by the Sponsor Indemnitors on behalf of any Sponsor Indemnitee with respect to any claim for which a Sponsor Indemnitee has sought indemnification from the Company, (a) the foregoing shall not be affected and (b) the Sponsor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Sponsor Indemnitee against the Company. The Sponsor Indemnitors are express third-party beneficiaries of the terms of this Section 8.2.

(k) Any amendment, modification or repeal of this Section 8.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of the Covered Persons, or terminate, reduce or impair the right of any past, present or future Covered Person, under and in accordance with the provisions of this Section 8.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member and, subject to Article 5, its successors and assigns.

Section 9.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to conflict of laws principles.

Section 9.3 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 9.4 Amendment. The Member may amend this Agreement pursuant to a duly executed written instrument from time to time.

Section 9.5 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement. All references to Schedules are to schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes and all references to “including” shall be construed as meaning “including without limitation.” All references to dollars refer to United States dollars. All references to “federal” or “Federal” means U.S. federal or U.S. Federal, respectively. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The Article, Section and Schedule titles and headings in this Agreement are inserted for convenience only and are not intended to be part of, or to affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the Member has signed this instrument on and as of the date first set forth above.

TALOS ENERGY LLC

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

Signature Page to the First Amended and Restated LLC Agreement of Talos Energy Holdings LLC

SCHEDULE I

INITIAL DIRECTORS

1.	Christine Hommes

2.	Olivia C. Wassenaar

3.	Timothy S. Duncan

INITIAL OFFICERS

Name	Position
Timothy S. Duncan	President and Chief Executive Officer

Stephen E. Heitzman	Executive Vice President and Chief Operating Officer

John A. Parker	Executive Vice President of Exploration

William S. Moss III	Senior Vice President, General Counsel and Secretary

Michael L. Harding II	Senior Vice President and Chief Financial Officer

James B. Gibson	Assistant Secretary

Schedule I to the First Amended and Restated LLC Agreement of Talos Energy Holdings LLC